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         TO SUPPORT YOUR BOARD - PLEASE VOTE ONLY THE WHITE PROXY CARD.
                    PLEASE DISCARD ANY BLUE CARD YOU RECEIVE.

                                          May 26, 2000

Dear Fellow Stockholder:

By now you have received the proxy material from your Board of Directors as well as from the Kingston Group. As your Board of Directors, we have a responsibility to address some of the unfounded misrepresentations contained in the Kingston Group's letters and keep you informed on what we believe would be damaging consequences to your Company should Kingston succeed in forcing a fire sale of the bank.

                  PLEASE DO NOT BE MISLED BY THE KINGSTON GROUP

The Kingston Group wants you to believe that your stock is underperforming its peer group and that your management team's operating strategy is not working. We thought it would help you in making your decision if you had some hard facts from an independent source.

                                LOOK AT THE FACTS

In its just released May 2000 issue of ThriftINVESTOR(1), SNL Securities published its annual report of the Top 100 Publicly Traded Thrifts. SNL Securities' analysis showed that for 1999 your Company:

o     ranked # 1 for Return on Average Shareholder Equity.

o     ranked # 4 based on Earnings Per Share Growth.

o     ranked # 6 in Overall Performance.

o     ranked # 3 for lowest level of problem assets.

o     ranked # 4 for lowest level of write-offs of bad loans.

We are incredibly proud of this performance. But more importantly, they prove that the business strategy we have set in place continues to yield positive results.

Given these stellar results, you might wonder what is the true motivation for the Kingston Group's attack.

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(1) To request a free copy of the article, please call our proxy solicitor,
Corporate Investor Communications, Inc., toll free at (800) 547-3857 (who will also answer any questions you may have), or view it on our website www.peoplessavingsbank.com.

The answer might be found, coincidentally, in the same May 2000 issue of ThriftINVESTOR. The performance of hedge funds was highlighted in an article entitled "Roller Coaster Ride." Notably, three hedge funds run by principals of the Kingston Group significantly underperformed their own peer group, with each having a loss for investors for the first quarter of 2000 and the previous twelve months.

Kingston Fund, The Partnership for Bank Capital and Kingston Overseas Fund all ranked near the bottom of their group at 26,th 27th and 28th out of 31. (In contrast, your Company ranked in the top 10 out of SNL's Top 100 publicly traded thrifts.)

With performances like this, the Kingston Group's hedge funds are likely facing pressure from their own investors, their asset base and their incomes from their management of these funds are probably shrinking and they may be desperate to show that they are "taking action." They chose to target your company, apparently one of the better performing stocks they own.

They are looking to make a quick profit, rather than allowing all investors to reap the benefits of the sound strategic plan that your Board has put in place.

Who would you rather have manage your investment in People's Bancshares - the Kingston Group, whose hedge funds have significantly underperformed their own peers with losses for the last twelve months, or your current management team, which has guided your company to a top ranking?

        YOUR BOARD WILL ALWAYS PLACE YOUR INTERESTS AS SHAREHOLDERS FIRST

The members of your Board and management team own 11.3% of the outstanding shares of People's Bancshares. Of the ten directors on your current Board, nine are independent directors who are not officers of your Company. They are shareholders just like you.

You now have an independent Board with a direct personal interest in the performance of People's Bancshares. The Board's goal is the same as yours - to see the strong level of performance of People's Bancshares continue and to see the price of your stock reach new highs.

Please support your current Board by signing, dating and returning the enclosed WHITE proxy card in the postage paid envelope provided. It is important that you vote, no matter how many shares you own.

Please do not send back any blue card sent to you by the Kingston Group, even to vote against their nominees. Doing so will cancel your vote for your Board's nominees. However, if you have already signed their blue card, you can still support our nominees by signing and dating the WHITE proxy card. Only your latest dated and properly executed card will count. If you have any questions or need assistance in voting your WHITE proxy card, please call our proxy solicitor, Corporate Investor Communications, Inc., toll free at (800) 547-3857.

Thank you for your support.


/s/ Richard Straczynski

For the Board of Directors
People's Bancshares, Inc.